Exhibit 10.1

February 25, 2025

Vaughn Paunovich

1209 Keith Road

Wake Forest, NC 27587

Dear Vaughn:

1. Separation of Employment. Your employment with American Well Corporation (the “Company”) will end on March 2, 2025 (the “Separation Date”). You acknowledge that from and after the Separation Date, you shall have no authority to, and shall not, represent yourself as an employee or agent of the Company.

2. Final Pay Check.   On the Separation Date, you will be paid (i) your final, accrued wages and (ii) the Retention Amount (as defined in the Retention Agreement, as defined below) of Five Hundred Thousand Dollars and Zero cents ($500,000) as provided in the Retention Agreement entered into as of July 1, 2024 (the “Retention Agreement”). You acknowledge that other than as provided for in this Separation Agreement and except for your final, accrued wages, you are not entitled to any other compensation including, without limitation, wages, bonuses, commissions, earned paid sick leave, holiday pay or any other form of compensation or benefit. All employment related benefits, including all accident and health insurance benefits, will terminate on the last day of the month during which the Separation Date occurs, and in this case April 1, 2025, except that any benefits for which you elect COBRA continuation coverage will continue until the date applicable pursuant to COBRA.

3. Severance Benefit. In exchange for the promises and release of claims contained herein (and subject to such release becoming effective and irrevocable) the Company agrees to provide you with the following severance benefits (the “Severance Benefit”), subject to you signing and having not rescinded this letter agreement (this “Separation Agreement”) as described in Section 6(d) below:

i.
The Company shall continue paying your current, base salary for a period of twelve (12) months (the “Severance Period”), equivalent to a total amount of four hundred and eighty five thousand dollars and zero cents ($485,000.00). This amount will be paid in equal installments in accordance with the Company’s normal payroll practices, less all customary and required taxes and employment-related deductions. The first payment shall be made on the first regularly scheduled payday after the conclusion of the rescission period set forth in Section 6(d) below, and shall include payment in arrears for any amounts that would have otherwise been paid to you prior to the conclusion of the rescission period;

ii.
If you are participating in the Company’s group health insurance plans on your Separation Date, and you timely elect and remain eligible for continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) or if applicable, state or local insurance laws, the Company shall pay that portion of your premiums that the Company was paying prior to the Separation Date for the period of twelve (12) months following your Separation Date, or for the continuation period for which you are eligible, whichever is shorter;

iii.
On the first regularly scheduled payday after the conclusion of the rescission period set forth in Section 6(d) below; the Company will provide you with a one-time bonus payment of 70% of your base salary for a period of twelve (12) months (i.e. $339,500), less all customary and required taxes and employment-related deductions, such amount representing your annual bonus for the 2024 calendar year based on actual and Company performance in 2024;

iv.
On the first regularly scheduled payday after the conclusion of the rescission period set forth in Section 6(d) below; you shall receive a pro rata bonus for 2025 in the amount of $78,397.26;

v.
With respect to any unvested Equity Awards held by you as of your Separation Date other than outstanding performance share units granted to you under the Equity Plan (“PSUs”), notwithstanding anything in the award agreement governing each such Equity Award to the contrary, such Equity Award shall vest as to the portion that would have vested had you remained employed through the first anniversary of your Separation Date and shall otherwise be governed by the terms of the applicable award agreement;

vi.
With respect to any Equity Awards held by you as of the Separation Date that are PSUs, notwithstanding anything in the award agreement governing each such Equity Award to the contrary, such PSUs shall remain outstanding and eligible to vest for a period of twelve (12) months following your Separation Date (subject to earlier expiration of the applicable performance period), and the portion of any such PSUs that becomes earned based on the satisfaction of the applicable performance conditions during such twelve (12)-month period (if any) shall vest and settle on the original schedule as set forth in such Equity Award agreement that would have applied had you remained employed through such date; provided that any PSUs that do not become earned or vest during such twelve (12)-month period (subject to earlier expiration of the applicable performance period) shall be immediately cancelled and forfeited following the expiration of such period;

vii.
Reimbursement of up to $3,500 in costs related to moving your belongings from your domicile in Boston to your domicile in North Carolina; and

viii.
Reimbursement of all rental fees incurred through March 15, 2025 under that certain Apartment Lease Contract, dated April 19, 2023, by and between you and Boston Seaport Alyx Owner, LLC.

The Severance Benefit is contingent on, and subject to, your immediate submission of all outstanding expense reports and supporting materials (including for the costs and fees referenced in clauses (vii) and (viii) above). In the event that you do not submit expense reports within five (5) days of the Separation Date or do not have appropriate receipts for submitted expenses, then Company will have no obligation to reimburse you for expenses incurred prior to the Separation Date. Any outstanding reimbursements owed will be paid to you be the Company pursuant and subject to its expense reimbursement policies within 60 days following the submission of applicable expense reports and supporting materials.

4. Non-Disparagement. You acknowledge and agree that you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of Company (including its officers, directors, employees and consultants) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the reputation of the Company (including its officers, directors, employees and consultants). You also acknowledge and agree that a breach of this Section shall constitute a material breach of this Agreement.

This Section does not in any way restrict or impede you from exercising protected rights including rights under the National Labor Relations Act (NLRA) or the federal securities laws, including the

Dodd-Frank Act, disclosing or discussing allegations of discrimination, harassment, retaliation, wage and hour violations, or sexual assault, or conduct that is recognized as against a clear mandate of public policy, or disclosing or discussing the settlement of such a claim to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

5. Confidentiality / Non-Disclosure / Non-Competition / Non-Solicitation.

You expressly acknowledge and agree to the following:

(a)
That you promptly will return to the Company all Company documents (and any copies) and property, and that you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the Company’s trade secrets and/or confidential and proprietary documents and information. Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

(b) That you will abide by the Sections of your Employment Agreement that survive the termination of your employment with the Company, and are expressly in effect and continuous following your Separation Date; including but not limited to, Section 11, Records and Confidential Data; Section 12, Covenant Not to Solicit and Not to Compete, Non-Disparagement; Section 13, Remedies for Breach of Obligations under Sections 12 and 13 hereof; Section 14, Cooperation; and Section 15, Inventions and Intellectual Property. You acknowledge that should you breach any of the above, you will not be entitled to any further payments or Severance Benefits, and you may be obligated to repay any amount previously paid to you.

(c) You understand that nothing in this Separation Agreement prohibits you from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. You understand that you do not need the prior authorization of the Company to make any such reports or disclosures and that you are not required to notify the Company that you have made such reports or disclosures.

(d) That all information relating in any way to the negotiation of this Agreement (whether or not the Agreement is publicly filed by the Company) shall be held confidential by you and shall not be publicized or disclosed to any person (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), business entity or government agency (except as mandated by state or federal law), except that nothing in this paragraph shall prohibit you from participating in an investigation with a state or federal agency if requested by the agency to do so.

(e) This Section does not in any way restrict or impede you from disclosing the underlying facts or circumstances regarding conduct that you reasonably believe to be illegal discrimination, harassment, retaliation, a wage and hour violation, or sexual assault, or that is recognized as against a clear mandate of public policy, the existence of a settlement involving such conduct, or exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order.

6. Your Release of Claims.

(a)          Release.  In consideration of the covenants set forth herein, and more particularly the benefits provided to you, and other good and valuable consideration, you and your respective agents, heirs, legatees, successors and assigns (collectively hereinafter “you”), hereby unconditionally and irrevocably release, remise, and forever discharge the Company, persons acting by, though, under or in concert with the Company (including, without limitation, its affiliated, related, parent or subsidiary entities, and their present and former directors, officers and employees) of and from any and all actions, causes of actions, suits, debts, charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, and expenses (including attorney fees and costs actually incurred), of any nature whatsoever, in law or equity (collectively “Claims”), which you had, now have, or hereafter may have against the Company from the beginning of time through the date on which you execute this Agreement (the “Execution Date”), whether known or unknown to you. Without limiting the generality of the foregoing waiver and release of claims, you specifically waive and release the Company from any Claim arising from or related to your employment relationship with the Company or the termination thereof including, without limitation:

(i) Claims under any federal, state (including, without limitation, Massachusetts) or local discrimination, fair employment practices or other employment related statute, regulation or executive order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, age, race, national origin, gender, marital status, disability, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any Claims arising under the federal Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1871, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Massachusetts Fair Employment Practices Act (also known as Chapter 151B), the Equal Pay Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act and any similar statute;

(ii) Claims under any other federal, state (including, without limitation, Massachusetts) or local employment-related statute, regulation or executive order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment, including, without limitation, the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety and Massachusetts General Laws Chapter 151 in its entirety (including, without limitation, the sections concerning payment of wages, minimum wage and overtime), the Fair Labor Standards Act, the Family and Medical Leave Act of 1993, the National Labor Relations Act, the Employee Retirement Income Security Act of 1974, the Consolidated Omnibus Budget Reconciliation Act of 1985 and any similar statute. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other statutes, regulations and executive orders;

(iii) Claims under any federal, state (including, without limitation, Massachusetts) or local common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence;

(iv) Claims under any federal, state (including, without limitation, Massachusetts) or local securities law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and any similar statute;

(v) Claims arising under the Massachusetts Civil Rights Act (Massachusetts General Laws Chapter 12, § 11); the Massachusetts Equal Rights Act (Massachusetts General Laws Chapter 93); the Massachusetts Small Necessities Act (Massachusetts General Laws Chapter 149 § 52D); the Massachusetts Privacy Statute (Massachusetts General Laws Chapter. 214, § 1B and C); the Massachusetts AIDS Testing Act (Massachusetts General Laws Chapter 111 § 70F); the Massachusetts Consumer Protection Act (Massachusetts General Laws Chapter 93A); the Massachusetts Equal Rights for the Elderly and Disabled Law (Massachusetts General Laws Chapter 93, § 103); the Massachusetts Anti-Sexual Harassment Statute (Massachusetts General Laws Chapter 151B, § 3A); or any comparable law in any other jurisdiction; and

(vi) Claims arising under federal, state or local law.

(b)        Release Limitations; Participation in Agency Proceedings.  Notwithstanding the foregoing, this section does not:

(i)
Release the Company from any obligation expressly set forth in this Separation Agreement.
(ii)
Waive or release any legal claims which you may not waive or release by law, including obligations under workers’ compensation laws.

(iii)
Prohibit you from challenging the validity of this release under federal law, from filing a charge or complaint of employment-related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or similar state agency.

Your waiver and release, however, are intended to be a complete bar to any recovery or personal benefit by or to you with respect to any claim (except those which cannot be released under law), including those raised through a charge with the EEOC.  Accordingly, nothing in this section shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Separation Agreement constitutes a full release of any individual rights under the federal discrimination laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Separation Agreement in the event you successfully challenge the validity of this release and prevail in any claim under the federal discrimination laws.

(c)        Acknowledgement. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the payments or benefits provided to you under the terms of this Separation Agreement. You represent that you have not initiated, filed, or caused to be filed and agree not to initiate, file or cause to be filed any released Claims against any released parties with respect to any released Claim. You expressly covenant and warrant that you have not assigned or transferred to any person or entity any portion of any released Claims that are waived, released and/or discharged herein. If you nonetheless file, cause to be filed, or pursue any released Claims against one or more released party, you will pay to each such released party any costs or expenses (including attorneys’ fees and court costs) incurred by such released party in connection with such released Claim. The parties agree that each of the released persons referenced in Section 6(a) are expressly intended to be third-party beneficiaries of this Section 6 and will be entitled to enforce it as if they were a party to this Separation Agreement.

(d) OWBPA Review and Rescission Period. You explicitly acknowledge that, because you are over forty (40) years of age, you have specific rights under the Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age. It is Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, and specifically Section 6, which includes a release of claims under the ADEA and OWBPA. To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Separation Agreement, and have been provided certain additional information required by the ADEA and OWBPA. Consistent with the provisions of the ADEA and OWBPA, the Company also is providing you with twenty one (21) days in which to consider and accept the terms of this Agreement by signing below and returning it to the Company. You agree that any changes to this Separation Agreement, whether or not material, shall not restart this twenty one (21) day period. In addition, you may rescind your assent to this Agreement within seven (7) days after you sign it. To do so, you must deliver a notice of rescission to the Company, addressed to General Counsel, Bradford Gay, hand delivered, via electronic mail to Bradford.Gay@amwell.com, or postmarked within the seven (7) day period and sent by certified mail, return receipt requested.

7. Taxation. Both you and the Company intend this Separation Agreement to be in compliance with Section 409A of the Internal Revenue Code of 1986 (as amended). You acknowledge and agree, however, that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Separation Agreement, including, without limitation, to consequences related to Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A. In the event any payments or benefits are deemed by the IRS to be non-compliant, this Separation Agreement, at your option, shall be modified to the extent practicable, so as to make it compliant by altering the payments or benefits, or the timing of their receipt, provided that no such modification shall increase the Company’s obligations hereunder.

8. Entire Agreement / Modification/Waiver / Choice of Law / Enforceability. You acknowledge and agree that with the exception of (i) Sections 10-16 of your American Well Corporation Employment Agreement dated May 19, 2022, as amended and (ii) the Retention Agreement (but only to the extent necessary to give effect to Section 1 above and without duplication of benefits), both of which remain in full force and effect, this Separation Agreement supersedes any and all other prior or contemporaneous oral and/or written agreements between you and the Company, and together sets forth the entire Agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto. The failure of the Company to seek enforcement of any provision of this Separation Agreement in any instance or for any period of time shall not be construed as a waiver of such provision or of the Company’s right to seek enforcement of such provision in the future. This Separation Agreement shall be deemed to have been made in Massachusetts, shall take effect as an instrument under seal within Massachusetts, and shall be governed by and construed in accordance with the laws of Massachusetts, without giving effect to conflict of law principles. You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Separation Agreement, or to its breach, shall be subject to arbitration in Massachusetts under Section 16(g) of the Employment Agreement. Both parties hereby waive and renounce in advance any right to a trial by jury in connection with such legal action. The provisions of this Separation Agreement are severable, and if for any reason any part hereof shall be found to be unenforceable, the remaining provisions shall be enforced in full.

By executing this Separation Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Separation Agreement, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Separation Agreement.

The parties agree that the last act necessary to render this Separation Agreement effective is for the Company to sign the Agreement, and the Agreement may be signed by the parties on one or more copies (including by electronic signature, such as DocuSign), each of which when signed will be deemed to be an original, and all of which together will constitute one and the same Separation Agreement.

If the foregoing correctly sets forth our understanding, please sign, date and return the enclosed copy of this Separation Agreement to Bradford Gay.

For: American Well Corporation

By: /s/ Bradford Gay

Bradford Gay

General Counsel

Dated: February 25, 2025

Confirmed, Agreed and Acknowledged:

/s/ Vaughn Paunovich

Vaughn Paunovich

Dated: February 25, 2025